Exhibit 10.1
SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into this 1st day of April, 2011, by and between EDMUND C. REITER (“REITER”) and AWARE, INC. (“AWARE”).

WHEREAS, effective April 1, 2011, REITER’s employment with AWARE is terminated, and

NOW THEREFORE, in consideration of the mutual promises and covenants herein set forth, which consideration is acknowledged by the parties to be good and sufficient, the parties hereto covenant and agree as follows:

1.  Within one business day after the end of the Waiting Period (as defined below), AWARE shall pay to REITER a lump sum of One Hundred Ninety Two Thousand Five Hundred Dollars ($192,500), subject to appropriate tax withholdings and other appropriate deductions.

2.  Within one business day after the end of the Waiting Period, AWARE shall grant REITER 105,000 shares of unrestricted common stock of AWARE, subject to the terms of the Unrestricted Stock Award Agreement to be entered into between AWARE and REITER (the “Unrestricted Stock Award Agreement”).

3.  REITER agrees to forfeit to AWARE all AWARE stock options, whether vested or unvested, held or owned by REITER, including, without limitation, AWARE stock option awards granted to REITER on October 14, 2003, September 8, 2004, February 9, 2005 and May 23, 2008.  Upon execution of this Agreement, all such stock options shall be null and void.  REITER acknowledges that the unrestricted stock award of Aware he was granted on July 26, 2010 and which contemplates the possibility of the issuance to him of an additional 107,143 shares of common stock of AWARE, shall be null and void from and after termination of his employment with Aware.   REITER acknowledges that the Stock Appreciation Rights (“SARs”) that were granted to him on May 20, 2009  which provided him with 24,000 SARs will be paid in accordance with the terms of the Stock Appreciation Rights Award between REITER and AWARE.

4.   Beginning April 2, 2011, REITER and REITER’s eligible dependents will be eligible at REITER’s expense to continue healthcare coverage through the provisions set forth in the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended by the Omnibus Budget Reconciliation Act of 1989 (“COBRA”).

5.  REITER acknowledges and agrees that the consideration provided herein constitutes good and sufficient consideration for this Agreement.

6. In consideration of the undertakings, transactions and consideration recited in this Agreement, which REITER agrees he would not otherwise be entitled to, REITER, on behalf of himself, his heirs, agents, representatives, attorneys, assigns, executors, beneficiaries, and administrators, hereby releases and forever discharges AWARE and each and all of its parents, divisions, subsidiaries, affiliates, predecessors, successors and assigns, as well as the past, present and future officers, directors, shareholders, attorneys, employees and agents of each, hereinafter referred to as the “Releasees”, from any and all causes of action, claims for damages, debts, demands, suits, accounts, covenants, contracts, agreements, judgments, executions, orders, bonuses, back pay, commissions and any and all claims, demands and liabilities whatsoever of any kind, whether in law or in equity, arising or which may have existed, from the beginning of the world to this date, whether now known or unknown, suspected or unsuspected including, but not limited to, any and all matters related in any way to REITER’s employment with or separation from AWARE, any claims for severance, compensation, commissions, wages or bonuses, as well as all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, American with Disabilities Act, Massachusetts General Laws c. 151B, the Employee Retirement Income Security Act of 1974, any federal or state anti-discrimination laws, and any other statutory, common law or other claims of any nature whatsoever against any of the Releasees, but expressly excepting all rights and obligations of the parties arising out of or relating to this Agreement.

This means that by signing this Agreement, REITER will have waived any right he had to bring a lawsuit or make any legal claim against AWARE or any of the Releasees based on any actions taken by any of the Releasees up to the date of the signing of this Agreement, and that REITER will have released the Releasees of any and all claims of any nature arising up to the date of the signing of this Agreement.

7.  REITER agrees that he shall not disparage AWARE or its directors, officers, employees or agents in a personal manner, a professional manner or otherwise.

8.  This Agreement shall not be construed as an admission of any sort by AWARE, nor shall it be used as evidence in a proceeding of any kind except one in which a party alleges a breach of the terms of this Agreement or one in which a party elects to use this Agreement as a defense to any claim.

9.  Should any part, term, or provision of this Agreement be determined by any tribunal, court, or arbitrator to be illegal, invalid, or unenforceable, the validity of the remaining parts, terms, or provisions shall not be affected thereby, and the illegal, invalid, or unenforceable part, term, or provision shall be deemed not to be a part of this Agreement.

10.  The parties agree that a failure by any party at any time to require performance of any provision of this Agreement shall not waive, affect, diminish, obviate or void in any way that party’s full right or ability to require performance of the same, or any other provisions of this Agreement, at any time thereafter.

11.  Other than as stated herein, the undersigned parties warrant that no promise or inducement has been offered for this Agreement and that they are competent to execute this Agreement and accept full responsibility for it.

12.  REITER agrees to immediately return all property of AWARE, including, but not limited to all computer equipment, software and books. REITER agrees to turn in all time sheets through the latest pay period.

13.  REITER acknowledges and agrees to comply with his continuing obligations as set forth in the Employee Agreement signed by REITER.  This Agreement, along with the Unrestricted Stock Award Agreement, the Employee Agreement entered into between the parties, and a Consulting Agreement to be entered into between AWARE and REITER as of April 1, 2011, as well as all agreements incorporated by reference in any of the aforementioned agreements, set forth the entire agreement between the parties hereto, and fully supersede any and all prior agreements or understandings between the parties.  This Agreement may be modified only by a writing signed by all parties hereto.

14.  REITER acknowledges that he has been advised to seek the advice and counsel of an attorney prior to executing this Agreement (although REITER may chose not to engage counsel).  REITER further acknowledges that he has the opportunity to consider this Agreement, and in particular the release of claims, including claims under the Age Discrimination in Employment Act, for twenty-one  (21) days (although REITER may waive said requirement by signing this Agreement), and that this Agreement is revocable for seven (7) days following its execution and shall not become effective or enforceable until the eighth day following execution of the same (such seven-day period is referred to herein as the “Waiting Period”).

WHEREFORE, REITER acknowledges that he is entering into this Agreement knowingly and voluntarily and as a waiver of all legal claims against AWARE or any of the Releasees.  REITER and AWARE have read this Agreement, carefully considered its provisions, and attest that they fully understand and knowingly accept its terms in their entirety and without reservation.

AWARE, INC.

By:

/s/ Richard P. Moberg

Date: April 1, 2011

EDMUND C. REITER	Witness

/s/ Edmund C. Reiter	/s/ Kevin T. Russell

Date: April 1, 2011	Date: April 1, 2011